                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the use in this Registration Statement on Form N-1A of our report dated February 16, 2000, relating to the financial statements and financial highlights of Morgan Stanley Dean Witter Select Dimensions Investment Series referred to in such report, which appears in such Registration Statement.


/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
April 25, 2001